Exhibit 5.1

Deere & Company
Law Department
One John Deere Place, Moline, IL 61265 USA
26 February 2020	Phone: 309-765-4837
Fax (309) 765-4735
Email: JonesMaryW@JohnDeere.com
Deere & Company One John Deere Place Moline, IL 61265	Mary K. W. Jones Senior Vice President, General Counsel and Public Affairs

Shares of Deere & Company Common Stock, $1 Par Value

In connection with the proposed issuance of shares of Deere & Company (“Deere”) common stock, $1 par value (the “Shares”), which may be granted under the John Deere 2020 Equity and Incentive Plan (the “Plan”), I have examined, or caused to be examined, originals, or copies certified or otherwise identified to my satisfaction, of the Certificate of Incorporation of Deere, the By-Laws of Deere, the Plan, and such other documents, corporate and other records, certificates and papers as I deemed necessary to examine for purposes of this opinion.

Based upon such examination, it is my opinion as Senior Vice President and General Counsel of Deere that:

1.	Deere is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

2.	Such of the Shares as may be issued in accordance with the Plan will upon such issuance be legally issued, fully paid and non-assessable.

I am qualified to practice law in the State of Illinois and the State of Iowa and do not purport to be an expert on any laws other than the laws of the State of Illinois, the State of Iowa, the General Corporation Law of the State of Delaware and the Federal laws of the United States.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement of the Plan on Form S-8 (the “Registration Statement”), and further consent to the use of my name wherever appearing in the Registration Statement.

Sincerely,

/s/ Mary K.W. Jones
Mary K.W. Jones
Senior Vice President, General Counsel and
Public Affairs

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